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                                                                   EXHIBIT 11.1

                        DIAMOND OFFSHORE DRILLING, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       Three Months Ended March 31,
                                             --------------------------------------------------------------------------------
                                                              1999                                     1998
                                             --------------------------------------    --------------------------------------
                                                            Weighted                                 Weighted
                                                             Average      Per Share                   Average       Per Share
                                               Income        Shares        Amount        Income       Shares          Amount
                                             (Numerator)  (Denominator)                (Numerator) (Denominator)
                                             ----------    ----------    ----------    ----------    ----------    ----------

   BASIC EPS
      Net income ........................    $   51,818       135,816    $     0.38    $   80,722       139,325    $     0.58

   EFFECT OF DILUTIVE POTENTIAL SHARES
      Convertible notes issued 2/4/97 ...         2,166         9,876                       2,498         9,876

   DILUTED EPS
                                             ----------    ----------    ----------    ----------    ----------    ----------
      Net income + assumed conversions ..    $   53,984       145,692    $     0.37    $   83,220       149,201    $     0.56
                                             ==========    ==========    ==========    ==========    ==========    ==========